Exhibit 10.4.7

SEVENTH AMENDMENT TO LEASE
(400 Corporate Pointe)

THIS SEVENTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 15th day of December, 2004, by and between ARDEN REALTY FINANCE PARTNERSHIP, L.P., a California limited partnership (“Landlord”), and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation (“Tenant”).

RECITALS

A.        400 Corporate Pointe, Ltd., a California general partnership (“400 Corporate”) and Integrated Analytics Corporation, a California corporation (“LAC”) entered into that certain Standard Form Office Lease dated as of July 11, 1990 (“Initial Lease”), whereby 400 Corporate leased to IAC and IAC leased from 400 Corporate certain office space located in that certain building located and addressed at 400 Corporate Pointe, Culver City, California 90230 (the “Building”). The Original Lease was subsequently amended by that certain First Amendment to Lease dated June 1, 1995, by and between AEW/LBA Acquisition Co. LLC, a California limited liability company (“AEW”) as successor-in-interest to 400 Corporate, and Tenant, as successor-in-interest to IAC (the “First Amendment”); by that certain Second Amendment to Lease dated December 5, 1996 by and between Arden Realty Limited Partnership, A Maryland limited partnership (“ARLP”) as successor-in-interest to AEW and Tenant (the “Second Amendment”); by that certain Third Amendment to Lease dated as of March 13,1998 by and between Landlord as successor-in-inters to ARLP and Tenant (the “Third Amendment”); by that certain Fourth Amendment to Lease dated as of February 29, 2000 by and between Landlord and Tenant (the “Fourth Amendment”); by that certain Fifth Amendment to Leased dated June 29, 2000 by and between Landlord and Tenant (the “Fifth Amendment”); and by that certain Sixth Amendment to Lease dated as of August 28, 2001 (the “Sixth Amendment”). The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment is referred to herein as the “Original Lease.”

B.        Pursuant to the Original Lease, Landlord leases to Tenant and Tenant leases from Landlord certain space in the Building containing a total of approximately 54,342 rentable square feet and 47,437 usable square feet (the “Premises”) as such Premises are more particularly described in the Original Lease.

C.        Landlord and Tenant entered into that certain Standard Office Lease, dated as of February 29, 2000, as amended by that certain First Amendment to Standard Office Lease dated as of April 1, 2000 (collectively, the “600 Corporate Pointe Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord certain space (the “600 Corporate Premises”) in that certain building located and addressed at 600 Corporate Pointe, Culver City California, as such 600 Corporate Premises are more particularly described in the 600 Corporate Pointe Lease.

D.        Landlord and Tenant desire to amend the Original Lease to, among other things, extend the term of the Original Lease, all in accordance with the terms and conditions set forth below.

E.         All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term “Lease” where used in the Original Lease and this Amendment shall hereafter refer to the Original Lease, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant agree as follows:

1.         Term. Notwithstanding anything to the contrary contained in the Original Lease, the term of the Lease is hereby extended so as to expire on December 31, 2016 (the “Expiration Date”). The period commencing January 1, 2005 (the “New Commencement Date”) and ending on the Expiration Date is referred to herein as the “Extended Term”.

2.         Basic Rental. Notwithstanding anything to the contrary contained in the Original Lease, effective as of the New Commencement Date (and regardless of the degree to completion of the Improvements), the Original Lease is hereby amended so that Tenant’s payments of Basic Rental with respect to the Premises during the Extended Term shall be as follows:

			Monthly Basic Rental
Period	Annual Basic Rent	Monthly Basic Rent	Per Rentable Square Feet

1/01/05 - 12/31/05	$1,010,761.20	$84,230.10	$1.55

1/01/06 - 12/31/06	$1,036,845.36	$86,403.78	$1.59

1/01/07 - 12/31/07	$1,402,023.60	$116,835.30	$2.15

1/01/08 - 12/31/08	$1,434,628.80	$119,552.40	$2.20

1/01/09 - 12/31/09	$1,473,755.04	$122,812.92	$2.26

1/01/10 - 12/31/10	$1,512,881.28	$126,073.44	$2.32

1/01/11 – 12/31/16	$1,552,007.52	$129,333.96	$2.38

Tenant shall pay Basic Rental on a monthly basis, without demand, setoff or deduction, and otherwise as set forth in the Original Lease.

3.         Condition of Premises. Subject to the Tenant Work Letter attached as Exhibit “A” hereto and made a part hereof, Tenant hereby agrees that the Premises shall continue to be leased “As Is”, “With All Faults”, “Without Any Representations or Warranties”. Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Building or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Building or with respect to the suitability of either for the conduct of Tenant’s business, and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Building in its decision to enter into this Amendment and continue to let the Premises in an “As Is” condition. Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California and any successor provision of law.

4.         Base Year. Notwithstanding anything to the contrary in the Lease, effective as of the New Commencement Date, the Base Year (for purposes of Section 1.7 of the First Amendment and any other provision of the Lease) shall be calendar year 2005 for the entire Premises.

5.         Intentionally Omitted.

6.         Parking. Effective as of the New Commencement Date, Tenant shall have no parking rights under the Lease except as expressly set forth in this Paragraph 6. Effective as of the New Commencement Date, Tenant shall have the right (but not any obligation), at any time and from time to time, to rent from Landlord up to four (4) parking passes within the Building’s on-site parking facility for each 1,000 rentable square feet contained in the Premises, which equals two hundred sixteen (216) passes, up to .5 passes per 1,000 rentable square feet of the Premises of which may at Tenant’s option be reserved parking passes and the remainder of which shall be unreserved. Tenant shall pay to Landlord for automobile parking passes the prevailing rate charged from time to time at the location of such parking passes (currently, $110 per month for reserved parking and $72 per month for unreserved parking); provided however, that (i) the cost of parking passes shall not be increased by more than five percent (5%) per year (calculated on a cumulative and compounded basis), and (ii) Tenant shall receive a fifteen percent (15%) discount on all such parking passes. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under the Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Building parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under the Lease, from time to time, close-off portions of or limit access to the Building parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, that except where prevented from doing so by casualty or condemnation and except for reasonably required restrictions on a temporary basis, Landlord shall at all times provide Tenant with the parking rights in such parking facility to which Tenant is entitled under this Paragraph 6 and, to the extent prevented doing so by casualty or condemnation, shall use its commercially reasonable efforts, to the extent Landlord owns said property, to make such parking rights available to Tenant within the parking facility at 600 Corporate Pointe. Landlord may, from time to time, relocate any reserved parking spaces (if any) rented by Tenant to another location in the Building parking facility, so long as Landlord does not discriminate against Tenant in the location of Tenant’s reserved parking spaces. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Amendment are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval (except that Tenant shall have the right to transfer such rights, in whole or part, to any assignee of the Lease or sublessee of the Premises by or under an assignment or sublease made in accordance with the provisions of the Lease. Tenant may validate visitor parking by such method or methods as Landlord may establish, at a rate equal to 90% of the validation rate from time to time generally applicable to visitor parking.

7.         Option to Renew. Paragraph 13 of the Rider to the Initial Lease, Section 1.12 of the First Amendment (as previously amended pursuant to Section 11 of the Second Amendment and Section 10 of the Third Amendment) and Section 9 of the Sixth Amendment are hereby deleted in their entirety. Notwithstanding anything to the contrary, Tenant shall have no right to renew or extend the term of the Lease except as expressly set forth in this Paragraph 7.

(a)       Option Right. Landlord hereby grants Tenant one (1) option (“Option”) to extend the Lease Term for a period of five (5) years (the “Option Term”), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below.

(b)       Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean the applicable Monthly Basic Rental, escalations, Operating Expenses pass-throughs (including any applicable base year or expense stop thresholds), and additional charges at which tenants, as of the commencement of the Option Term, are leasing non-renewal, non-sublease, non-equity space comparable in size, location and quality to the Premises for a term comparable to the Option Term, which comparable space is located in office buildings comparable to the Building (“Comparable Leases”) within the Marina del Rey / Fox Hills / West Los Angeles office markets (the “Market”), adjusted to appropriately reflect (i) the value of the existing improvements in the Premises to Tenant, as compared to the value generally of existing improvements in Comparable Leases within the Market, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant, (ii) the value of tenant improvement allowances, “free” rent and other inducements being provided under Comparable Leases within the Market, and (iii) any other material economic differences between the terms of this Lease during the Option Term and the usual terms of Comparable Leases within the Market.

(c)       Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Lease Term, stating that Tenant is interested in exercising the Option, (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within five (5) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver me Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and property exercises its Option, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set form in the Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice, unless Tenant, concurrently with Tenant’s acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Paragraph 7(d) below.

(d)       Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i)         Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of commercial office properties within the Market, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above.

(ii)        The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(iii)       The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv)      The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v)       If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi)      If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).

(vii)     The cost of arbitration shall be paid by Landlord and Tenant equally.

8.         Right of First Offer. The right of first offer granted to Tenant in Section 9 of the Third Amendment shall continue to apply during the Extended Term, except that (i) as to any First Office Space which is vacant as of the date of this Amendment, such right of first offer shall commence only following the expiration or earlier termination of the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Amendment, and (ii) the following language shall be added to the end of Section 9(ii) of the Third Amendment: “and the Economic Terms of Landlord’s proposed lease to third party shall only be deemed no less favorable to the third party if the effective rental rate of the proposed lease to the third party is less than 95% of the effective rental rate of the Economic Terms proposed by Tenant in Tenant’s Election Notice”. The effective rental rate shall mean the rental amount to be paid to Landlord, taking into account any free rent, tenant improvement expenses or allowances to be incurred by Landlord and any other monetary concessions granted by Landlord.

9.         Option to Cancel. Section 1.11 of the First Amendment (as previously amended by Section 9 of the Second Amendment, Section 8 of the Third Amendment and Section 8 of the Sixth Amendment), is hereby deleted in its entirety. Notwithstanding anything to the contrary, Tenant shall have no option to cancel the Lease except as expressly set forth herein. Subject to the terms and conditions set forth in this Paragraph 9, effective as of December 31, 2010 (the “Termination Date”), Tenant shall have the one-time option (the “Termination Option”) to terminate this entire Lease (but not any portion of the Lease), upon the following terms and conditions; if the following terms and conditions are not timely and completely satisfied, then the Termination Option shall be null and void with no further force and effect:

(a)       Tenant shall give Landlord written notice (the “Termination Notice”) of Tenant’s election to exercise the Termination Option at least nine (9) months prior to the Termination Date; and

(b)       There shall exist no default under the Lease, beyond any applicable notice and cure period on (i) the date Landlord receives the Termination Notice, or (ii) on the Termination Date; and

(c)       Tenant shall pay to Landlord, concurrently with Tenant’s delivery of the Termination Notice to Landlord, a termination fee in the amount of $1,040,041.96. If Tenant does not timely pay any portion of the Termination Fee to Landlord as set forth herein, then, at Landlord’s option, in addition to all other rights and remedies of Landlord, (A) the Termination Option (and Termination Notice) shall be null and void with no force and effect, and the Lease shall continue in full force and effect as if Tenant had not elected to terminate the Lease and as if this Paragraph 9 did not exist, and/or (B) Tenant shall be in material default under the Lease, without any notice and/or cure period, and Landlord may pursue all of its available rights and remedies in connection therewith.

In the event Tenant timely and properly exercises the Termination Option, the term of the Lease shall terminate effective as of the Termination Date, Basic Rental and all other monetary obligations under the Lease shall be paid through and apportioned as of the Termination Date, and neither Landlord nor Tenant shall have any rights, liabilities or obligations accruing under the Lease after the Termination Date, except for such rights and liabilities which, by the terms of the Lease are obligations of the Tenant or Landlord which expressly survive the expiration of the Lease. The Termination Option shall automatically terminate and become null and void upon the failure of Tenant to timely or properly exercise the Termination Option or timely pay the Termination Fee.

10.       Real Estate Taxes. Section 1.13 of the First Amendment is hereby deleted in its entirety and shall have no effect whatsoever during the Extended Term.

11.       Intentionally Omitted.

12.       Defaults and Remedies. Section 25 of the Initial Lease is hereby amended such that the following language is inserted as a new subparagraph immediately following Section 25(iv):

“(v)     the occurrence of any default by Tenant under the 600 Corporate Pointe Lease.

13.       Estoppel. Tenant warrants, represents and certifies to Landlord that, as of the date of this Amendment: (a) Landlord is not in default under the Lease; and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when the same becomes due. Landlord warrants, represents and certifies to Tenant that, as of the date of this Amendment, to the best of Landlord’s actual knowledge: (x) Tenant is not in default under the Lease; and (b) Landlord does not have any claims for amounts due (other than current monthly rent amounts, which are not delinquent as of the date hereof) or defenses to performance of its obligations under the Lease as and when the same becomes due.

14.       Attorney’s Fees. In the event either party shall commence an action to enforce any provision of this Amendment, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, and all costs and expenses incurred, including reasonable attorneys fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys fees incurred to enforce a judgment shall be severable from all other provisions of this Amendment, shall survive any judgment, and shall not be deemed merged into the judgment.

15.       Brokers. Tenant represents and warrants to Landlord that it has not dealt with any broker with respect to this Amendment other than CB Richard Ellis, Inc. If Tenant has dealt with any other broker or person with respect to this Amendment, Tenant shall be solely responsible for the payment of any fees due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

16.       Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain in full force and effect. Tenant ratifies the Original Lease, as amended hereby.

17.       Facsimile; Counterparts. Signatures by facsimile on this Amendment shall have the same force and effect as original ink signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LANDLORD:			TENANT:

ARDEN REALTY FINANCE PARTNERSHIP, L.P. a California limited partnership			INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation

By:	ARDEN REALTY FINANCE, INC.,		By:	/s/ David L. Meitz
	a California corporation		Name:	David L. Meitz
	Its: Sole General Partner		Title:	Managing Director

	By:	/s/ Robert C. Peddicord	By:	/s/ Stuart Sperling
	Its:	Robert C. Peddicord	Name:	Stuart Sperling
		Senior Vice President	Title:	Director
Leasing and Operations

EXHIBIT “A”

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Premises, in sequence, as such issues will arise.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and (ii) of the floor of the Building on which the Premises is located (collectively, the “Base, Shell and Core”). Tenant has inspected and hereby approves the condition of the Base, Shell and Core, and agrees that the Base, Shell and Core shall be delivered to Tenant in its current “as-is” condition. The improvements to be initially installed in the Premises shall be designed and constructed pursuant to this Tenant Work Letter. Any costs of initial design and construction of any improvements to the Premises shall be an “Improvement Allowance Item”, as that term is defined in Section 2.2 of this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1          Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of $948,740.00 (based on $20.00 per usable square foot of the Premises) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Improvements”), plus $5,692.44 (based on $0.12 per usable square foot of the Premises) to be used solely for “test fit” design studios for the Premises (the “Pre-Design Allowance”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and the Pre-Design Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance or the Pre-Design Allowance not used by Tenant by April 1, 2006.

2.2          Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the actual out-of-pocket cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings (other than changes located in the Common Areas of the Building which are required to comply with current Code requirements and triggered solely by the Improvements); (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”); and (v) the “Landlord Coordination Fee”, as that term is defined in Section 4.3.2 of this Tenant Work Letter. However, in no event shall more than Three and 00/100 Dollars ($3.00) per usable square foot of the Improvement Allowance be used for the aggregate cost of items described in (i) above; any additional amount incurred as a result of (i) above shall be deemed to constitute an Over-Allowance Amount. In addition, in no event shall more than Five and 00/100 Dollars ($5.00) per usable square foot of the Improvement Allowance be used for the aggregate cost for furniture, fixtures, and telephone and data cabling; any additional amount incurred as a result of such expenditures shall be deemed to constitute an Over-Allowance Amount.

2.3           Standard Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications are available upon request. The quality of Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Specifications.

SECTION 3

CONSTRUCTION DRAWINGS

3.1           Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably acceptable to Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Tenant Improvements; provided, however, that Landlord shall designate Engineers who are competitive in their fees and timely in their response, so as not unnecessarily to increase the cost or delay the completion of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings; provided, however, that Landlord’s approval of the Construction Drawings shall be conclusive, as between

Landlord and Tenant, that the Construction Drawings (and the Improvements constructed substantially in accordance therewith) satisfy all of the applicable requirements of the Lease and this Tenant Work Letter (other than relating to defective workmanship or Code compliance).

3.2           Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval. Landlord shall not unreasonably withhold, condition or delay its approval and, unless Landlord has given Tenant written notice of disapproval, specifying each objectionable item and the reasons for Landlord’s objection, within ten (10) business days (or, in the case of a re-submittal, five (5) business days) after Tenant’s submittal (together with all additional information reasonably requested by Landlord in order to evaluate said request), Landlord shall be deemed to have approved such plans.

3.3           Final Working Drawings. After Landlord’s approval of the Final Space Plan, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Landlord shall not unreasonably withhold, condition or delay its approval and, unless Landlord has given Tenant written notice of disapproval, specifying each objectionable item and the reasons for Landlord’s objection, within ten (10) business days (or, in the case of a re-submittal, five (5) business days) after Tenant’s submittal (together with all additional information reasonably requested by Landlord in order to evaluate said request), Landlord shall be deemed to have approved such plans.

3.4           Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

3.5           Time Deadlines. Tenant shall use its best efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as reasonably practicable after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1           Contractor. The contractor which shall construct the Improvements shall be a contractor selected and engaged by Tenant, and reasonably acceptable to Landlord. The contractor selected may be referred to herein as the “Contractor”.

4.2           Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, and the Contractor has been selected, approved and engaged (but before construction of the Improvements in the Premises begins), Tenant shall provide Landlord with a cost proposal for the construction and procurement of the Improvements in accordance with the Approved Working Drawings, which cost proposal shall reflect the Contractor’s fixed or guaranteed maximum price for such work and, as nearly as possible, the cost of all other Improvement Allowance Items to be incurred by Tenant in connection with the construction and procurement of the Improvements (the “Cost Proposal”).

4.3           Construction of Improvements by Contractor.

4.3.1       Over-Allowance Amount. With the Cost Proposal, Tenant shall deliver to Landlord an amount (the “Over-Allowance Amount”) equal to the difference between (i) amount of the Cost Proposal and (ii) the amount of the Improvement Allowance less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the date the Cost Proposal is delivered (the “Cost Proposal Delivery Date”). The Over Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional Over-Allowance Amount which arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount previously deposited with Landlord.

4.3.2      Coordination with Landlord. Tenant shall coordinate the construction by Contractor with Landlord, and Tenant shall pay a construction coordination fee (the “Landlord Coordination Fee”) to Landlord in an amount equal to $10,000.00.

SECTION 5

FF&E ALLOWANCE

5.1           FF&K Allowance. Landlord shall pay Tenant up to $237,185.00 ($5.00 per usable square foot of the Premises) (the “FF&E Allowance Component”) of the Improvement Allowance to compensate Tenant for Tenant’s actual out-of-pocket costs paid to third-parties and directly associated with Tenant’s re-equipping and re-furnishing of the Premises, including, but not limited to, (i) acquisition and installation of furniture, fixtures and equipment, and (ii) telephone and data cabling installation and hook-up (which Tenant shall have the right to directly contract for with a third party contractor approved by Landlord). Such payment shall be made by Landlord to Tenant within thirty (30) days after Tenant has moved into and taken occupancy of the Premises, provided that Tenant is not in default, after the expiration of all applicable cure periods, under this Lease, up to and including the date of the proposed payment, and provided Tenant has delivered to Landlord invoices from such third-parties covering items included in Tenant’s request for payment. Any such payment by Landlord hereunder shall be applied against and reduce the Improvement Allowance.

SECTION 6

MISCELLANEOUS

6.1           Tenant’s Representative. Tenant has designated Susan Nelson as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2           Landlord’s Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3           Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.